UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2009

WELLCARE HEALTH PLANS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32209	47-0937650
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

8725 Henderson Road, Renaissance One
Tampa, Florida		33634
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (813) 290-6200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Entry into Amended and Restated Employment Agreement with Executive Chairman

(e)   On August 10, 2009, WellCare Health Plans, Inc. (“WellCare”) and its wholly-owned subsidiary, Comprehensive Health Management, Inc. (“CHMI”), entered into an amended and restated employment agreement with Charles Berg, WellCare’s Executive Chairman (the “Restated Agreement”).  The Restated Agreement amends and restates Mr. Berg’s employment agreement with WellCare, dated January 25, 2008 (the “Prior Agreement”), that is described in, and filed as a part of, WellCare’s current report on Form 8-K filed with the U.S. Securities and Exchange Commission on January 31, 2008.  As described below, the Restated Agreement amends certain terms and conditions of the Prior Agreement.

Term and Duties

The Restated Agreement extends the term of the Prior Agreement from January 25, 2010 to December 31, 2010, unless terminated earlier by either party under the terms set forth in the Restated Agreement.  Under the Restated Agreement, Mr. Berg’s duties are expanded to include chairing WellCare’s Committee on Leadership and Executive Succession, leading the Board’s search for a new Chief Executive Officer and continuing to work with WellCare’s senior management on financial and operating initiatives and to resolve pending legal and regulatory challenges, including the intermediate sanctions imposed on WellCare in 2009 by the Centers for Medicare and Medicaid Services and the ongoing qui tam and securities class actions involving WellCare.

Base Salary and Cash Bonus

The Restated Agreement provides for an increase in Mr. Berg’s base salary from $500,000 to $750,000.  Mr. Berg will also receive a guaranteed bonus for 2009 in the amount of $750,000, to be paid no later than December 31, 2009.  Mr. Berg’s 2010 target bonus will be $750,000, the payment of which will be based on performance goals that relate to Mr. Berg’s duties as Executive Chairman, as described above, payable no later than December 31, 2010.

Equity Arrangements

Pursuant to the Restated Agreement, on August 10, 2009 Mr. Berg was granted 125,000 restricted shares of WellCare’s common stock, all of which will become fully vested on December 31, 2010.  In connection with entering into the Restated Agreement, Mr. Berg and WellCare also entered into an Amended and Restated Non-Qualified Stock Option Agreement (the “Amended Option Agreement”), which modifies the terms of 300,000 stock options to purchase shares of WellCare’s common stock (the “Options”) previously granted to Mr. Berg under the Prior Agreement.   Pursuant to the Amended Option Agreement, the exercise price for each of the Options, which was $43.12 based on the closing price on the date such Options were granted under the Prior Agreement, was adjusted to be $23.88, the closing price of WellCare’s common stock on August 10, 2009.  Fifty percent (50%) of the Options will vest on April 1, 2010 and the remaining fifty percent (50%) will vest on December 31, 2010. Once vested, the Options will remain exercisable until December 31, 2015, so long as Mr. Berg does not voluntarily terminate his employment other than for good reason prior to December 31, 2010 and his employment is not terminated by WellCare for cause (in each case, as defined in the Restated Agreement).  In addition, WellCare agreed to use its reasonable best efforts to have the Options assumed in any transaction that otherwise could affect the term of the Options so that they will remain outstanding for their full term.

Severance

In the event of Mr. Berg’s separation from service with WellCare prior to the end of the term of the Amended Agreement by WellCare without “cause,” by Mr. Berg for “good reason” or due to Mr. Berg’s “death or disability” (each as defined in the Amended Agreement), Mr. Berg will receive (i) an amount equal to his base salary for the remainder of the term, (ii) any unpaid amount of his guaranteed bonus for 2009, and (iii) an amount equal to his target annual bonus for 2010, all paid in a single lump sum 38 days after the date of such separation from service.

Other Terms

Pursuant to the Restated Agreement, Mr. Berg will be provided with an office and secretarial support through December 31, 2011.

Item 9.01               Financial Statements and Exhibits.

(a)   Financial Statements of Business Acquired.

None.

(b)   Pro Forma Financial Information.

None.

(c)   Shell Company Transactions.

None.

(d)   Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WELLCARE HEALTH PLANS, INC.

Date: August 10, 2009	/s/ Thomas F. O’Neil III
Thomas F. O’Neil III
Vice Chairman